Exhibit 10.1

EXECUTION VERSION

$62,500,000

CREDIT AGREEMENT

among

MESQUITE GAMING, LLC,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

CANTOR FITZGERALD SECURITIES,

as Collateral Agent

and

CANTOR FITZGERALD SECURITIES,

as Administrative Agent

Dated as of August 1, 2011

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3.16	Environmental Matters	40
3.17	Accuracy of Information, etc	41
3.18	Security Documents	41
3.19	Solvency	42
3.20	Junior Indebtedness	42
3.21	Regulation H	42
3.22	Certain Documents	43
3.23	Licenses	43
3.24	Election	43

SECTION 4 CONDITIONS PRECEDENT		43

4.1	Conditions to Closing	43

SECTION 5 AFFIRMATIVE COVENANTS		48

5.1	Financial Statements	48
5.2	Certificates; Other Information	49
5.3	Payment of Obligations	50
5.4	Conduct of Business and Maintenance of Existence; Compliance	50
5.5	Maintenance of Property; Insurance	51
5.6	Inspection of Property; Books and Records; Discussions	51
5.7	Notices	51
5.8	Environmental Laws	52
5.9	Additional Collateral, etc	53
5.10	Further Assurances	54
5.11	Accounting System	55
5.12	Location of Inventory and Equipment	55
5.13	Leases	55
5.14	Disclosure Updates	55
5.15	Governmental Authorization	55
5.16	License Renewals	56
5.17	Licenses	56
5.18	Gaming Law and Liquor Law Disclosures	56
5.19	Taxes	56

SECTION 6 NEGATIVE COVENANTS		57

6.1	Consolidated Leverage Ratio	57
6.2	Capital Expenditures	58
6.3	Consolidated Fixed Charge Coverage Ratio	58
6.4	Limitation on Indebtedness	59
6.5	Limitation on Liens	59
6.6	Limitation on Fundamental Changes	61
6.7	Limitation on Disposition of Property	61
6.8	Limitation on Restricted Payments	61
6.9	Limitation on Investments	62
6.10	Limitation on Optional Payments and Modifications of Debt Instruments, etc	63
6.11	Limitation on Transactions with Affiliates	63

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6.12	Limitation on Sales and Leasebacks	63
6.13	Limitation on Changes in Fiscal Periods	63
6.14	Limitation on Negative Pledge Clauses	63
6.15	Limitation on Restrictions on Subsidiary Distributions	64
6.16	Limitation on Lines of Business	64
6.17	Limitation on Amendments to Other Documents	64
6.18	Limitation on Hedge Agreements	64
6.19	Limitation on Changes in Accounting Method	64
6.20	Limitation on Consignments	64
6.21	Limitation on Change of Name	64
6.22	Limitation on Storage of Inventory and Equity with Bailee	65
6.23	Limitation on Elections	65

SECTION 7 EVENTS OF DEFAULT		65

7.1	Events of Default	65

SECTION 8 THE AGENTS		68

8.1	Appointment	68
8.2	Delegation of Duties	68
8.3	Exculpatory Provisions	68
8.4	Reliance by Agents	69
8.5	Notice of Default	70
8.6	Non-Reliance on Agents and Other Lenders	70
8.7	Payment, Reimbursement and Indemnification	70
8.8	Agent in Its Individual Capacity	71
8.9	Successor Agents	71
8.10	Authorization to Release Liens and Guarantees	72
8.11	Collateral Matters	72
8.12	Agency for Perfection	73
8.13	Agent May File Proofs of Claim	73
8.14	No Reliance on Agent’s Customer Identification Program	74

SECTION 9 MISCELLANEOUS		74

9.1	Amendments and Waivers	74
9.2	Notices	76
9.3	No Waiver; Cumulative Remedies	78
9.4	Survival of Representations and Warranties	79
9.5	Payment of Expenses	79
9.6	Successors and Assigns; Participations and Assignments	80
9.7	Adjustments; Set-Off	83
9.8	Counterparts	83
9.9	Severability	84
9.10	Integration	84
9.11	Governing Law	84
9.12	Submission To Jurisdiction; Waivers	84
9.13	Acknowledgments	85

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9.14	Confidentiality	85
9.15	Release of Collateral and Guarantee Obligations	85
9.16	Accounting Changes	86
9.17	Delivery of Lender Addenda; Disregarded Lenders	86
9.18	Waivers of Jury Trial	87
9.19	Gaming Laws	87
9.20	Replacement of Lenders	88

SCHEDULES:

1.1A	Mortgaged Property
1.1B	Real Property
3.4	Consents, Authorizations, Filings and Notices
3.15	Subsidiaries
3.18(a)-1	UCC Filing Jurisdictions
3.18(a)-2	UCC Financing Statements to Remain on File
3.18(a)-3	UCC Financing Statements to be Terminated
3.18(b)	Mortgage Filing Jurisdictions
3.23	Licenses and Permits
5.12-1	Locations of Equipment and Inventory
5.12-2	Locations of Chief Executive Offices
6.4(d)	Existing Indebtedness
6.5(f)	Existing Liens
6.7(g)	Scheduled Disposition Assets
7.1(1)	Gaming License and Liquor License Exceptions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B-l	Form of Monthly Responsible Officer’s Certificate
B-2	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Reserved
G	Form of Note
H	Reserved
I	Form of Exemption/Section 2.14 Certificate
J	Form of Lender Addendum
K-1	Form of Operating Budget
K-2	Form of Capital Expenditures Budget
L	Form of Borrower Organizational Documents

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CREDIT AGREEMENT, dated as of August 1, 2011, among MESQUITE GAMING, LLC, a Nevada limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CANTOR FITZGERALD SECURITIES, as collateral agent (in such capacity, the “Collateral Agent”), and CANTOR FITZGERALD SECURITIES, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS on March 1, 2010 (the “Petition Date”), Black Gaming, LLC (“Black”) and its direct and indirect Subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Section 301 of the Bankruptcy Code (such term and certain other capitalized terms used in these Recitals being used with the meanings given to such terms in Section 1.1) with the Bankruptcy Court initiating their chapter 11 cases (the “Chapter 11 Cases”):

WHEREAS, the Debtors’ Joint Plan of Reorganization dated June 28, 2010, as amended by the Confirmation Order (the “Chapter 11 Plan”) has been confirmed pursuant to Section 1129 of the Bankruptcy Code;

WHEREAS, pursuant to the Chapter 11 Plan, the Borrower has been formed and, as of the date hereof, substantially all of the assets and certain liabilities of Black have been transferred to the Borrower;

WHEREAS, pursuant to the Chapter 11 Plan, the Lenders have agreed to accept the Notes together with the Cash Contribution and the Cash Payment (if any) in full satisfaction of the Senior Secured Note Facility Claims; and

WHEREAS, the Lenders are willing so to accept the Notes and other consideration upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Administrative Agent”: as defined in the preamble hereto, or such successor Administrative Agent as may be appointed pursuant to Section 8.9 hereof.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”: each of the Collateral Agent and the Administrative Agent.

“Agent Advances”: as defined in Section 8.11(a).

“Agent-Related Person”: as defined in Section 8.3.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

Base Rate Loans	Eurodollar Loans
7.00%	7.00%

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.7) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”: as defined in Section 9.6(c).

“Assignor”: as defined in Section 9.6(c).

“ASTM”: as defined in Section 4.1(j).

“Bankruptcy Code”: chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532.

“Bankruptcy Court”: collectively, (a) the United States Bankruptcy Court for the District of Nevada, Southern Division, having jurisdiction over the Chapter 11 Cases, (b) to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the District of Nevada and (c) any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%; provided, that in no event shall the Base Rate exceed 4.50% or be less than 1.50%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Markit Desktop Screen TMKR Americas (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Mark Desktop Screen TMKR Americas), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 9.7.

“Black”: as defined in the recitals hereto.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Costs”: in or with respect to any period shall be the sum total of the interest payable by Borrower in or with respect to that period plus all costs and Taxes payable by Borrower to Lender pursuant to the provisions of Sections 2.13, 2.14 and 2.16 in or with respect to that period.

“Borrower Organizational Documents”: the Articles of Organization of the Borrower dated May 25, 2011 and filed with the Secretary of State of the State of Nevada, together with the Shareholder Agreement, as the same may be further amended, restated, supplemented or replaced from time to time in accordance with the terms and conditions hereof and of the other Loan Documents.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day on which banks in London, England are open for dealings in Dollar deposits in the London interbank eurodollar market and (c) with respect to notices given to the Borrower or any other Loan Party, any day which is a Business Day described in clause (a) above and which is also a day which is not declared to be a legal holiday for state, county and city governmental offices in the State of Nevada.

“Business Plan”: a satisfactory business plan for fiscal years 2010-2012 including projections for such period, which shall be substantially the same as the financial projections included in the disclosure statement related to the Chapter 11 Plan.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment or fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carry-Over Amount”: as defined in Section 6.2.

“Cash Contribution”: $9,250,000 in cash.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Payment”: cash in the possession of Black and its Subsidiaries, as reflected in the books and records of Black and its Subsidiaries, immediately prior to the Substantial Consummation Date plus $9,000,000, minus the sum of (i) $10,000,000, (ii) the amount of the unpaid balance owing on the Senior Credit Facility (as defined in the Restructuring Term Sheet) immediately prior to the Substantial Consummation Date, and (iii) the Disputed Claim Reserve.

“Change of Control”: the occurrence of any of the following events: (a) the Investor Parties shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of managers of the Borrower (determined on a fully diluted basis); (b) the Investor Parties or permitted assignees of the Investor Parties (as provided in the Shareholder Agreement) shall cease to own of record and beneficially an amount of membership interests of the Borrower equal to at least 50.1% of the amount of membership interests of the Borrower owned by the Investor Parties of record and beneficially as of the Closing Date; (c) a majority of the managers of the Borrower shall cease to consist of Continuing Managers; or (d) the Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Subsidiary Guarantors free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement).

“Chapter 11 Cases”: as defined in the recitals hereto.

“Chapter 11 Plan”: as defined in the recitals hereto.

“Chapter 11 Reorganization”: the Chapter 11 Plan and the transactions contemplated thereby.

“Closing Date”: the later of (i) the Substantial Consummation Date or (ii) the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived; provided that, in either case, such date occurs on or prior to the one-year anniversary of the Effective Date.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble hereto, or such successor Collateral Agent as may be appointed pursuant to Section 8.9 hereof.

“Collateral Access Agreement”: means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Borrower’s or its Subsidiaries’ books and records, Equipment or Inventory, in each case, in form and substance satisfactory to the Administrative Agent.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confirmation Date”: the date on which the Confirmation Order is entered.

“Confirmation Order”: the order of the Bankruptcy Court entered on July 21, 2010, confirming the Chapter 11 Plan pursuant to, among others, Section 1129 of the Bankruptcy Code, and the Findings of Fact and Conclusions of Law in Support of Order Confirming the Debtors’ Final Joint Plan of Reorganization entered by the Bankruptcy Court on July 21, 2010.

“Consenting Senior Secured Noteholders”: each of the Lenders party to the Lockup.

“Consolidated EBITDA”: of the Borrower (including its Subsidiaries) with respect to any time period for which it is measured, Consolidated Net Income for such period plus, (a) without duplication and to the extent deducted in computing Consolidated Net Income, the sum of (i) any extraordinary and/or non-recurring loss which does not represent a use of cash; (ii) any loss realized on any Disposition of assets (other than through the sale of inventory in the ordinary course), which loss does not represent a use of cash; (iii) any non-cash losses resulting from the cumulative effect of a change in accounting principles; (iv) depreciation, amortization, impairment and similar non-cash charges; (v) interest expense; and (vi) income tax provision (if any); minus, (b) without duplication and to the extent included in computing Consolidated Net Income, the sum of (i) any extraordinary and/or non-recurring gain which does not represent a source of cash; (ii) any gain realized on the Disposition of assets (other than through the sale of inventory in the ordinary course), which gain does not represent a source of cash; (iii) any noncash income resulting from the cumulative effect of a change in accounting principles; (iv) interest income; and (v) income tax benefit (if any). For the avoidance of doubt, capital contributions to the Borrower pursuant to Section 6.1 or Section 6.3 shall not be included in Consolidated EBITDA except for the limited purposes of Section 6.1 or Section 6.3, as the case may be.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period minus the aggregate amount actually paid by the Borrower and its Subsidiaries in cash (net of any amounts financed) during such period on account of Capital Expenditures to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) cash income taxes paid or any distributions made for taxes as provided for in the Shareholder Agreement (including without limitation Section 5.2 (Distributions of Tax Cash) thereof) made by the Borrower or any of its Subsidiaries on a consolidated basis in respect of such period and (c) scheduled payments made during such period on account of principal of Funded Debt of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Loans).

“Consolidated Interest Expense”: of the Borrower (including its Subsidiaries) for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower and its Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net costs of the Borrower and its Subsidiaries under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period; provided that for purposes of calculating Consolidated EBITDA for any period, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent in its sole discretion exercised in good faith and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income”: of the Borrower (including its Subsidiaries) with respect to any time period for which it is measured, the consolidated net income (or loss) of the Borrower (including its Subsidiaries) determined in accordance with GAAP consistently applied; provided, that in calculating Consolidated Net Income, excluded from such calculation shall be: (a) the portion of net income (or net loss) allocated to the Borrower and/or any of its Subsidiaries from any entity (other than a Subsidiary) in respect of an ownership interest in such entity, except to the extent that (i) any such income is actually received by the Borrower and/or any of its Subsidiaries in the form of cash dividends or similar distributions or Restricted Payments during such period or (ii) any such loss is actually funded through a cash contribution from the Borrower and/or any of its Subsidiaries during such period; (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions or Restricted Payments by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirements of Law applicable to such Subsidiary; and (c) the income (or loss) of any entity prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (to the extent reflected on the consolidated balance sheet of the Borrower (including its Subsidiaries)) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Managers”: the managers of the Borrower on the Closing Date and each other manager of the Borrower, if, in each case, such other manager’s nomination for election as a manager of the Borrower is recommended by at least 66 2/3% of the then Continuing Managers or such other manager receives the vote of the Investor Parties in his or her election by the members of the Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, lease, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Council”: The City Council of the City of Mesquite, Nevada.

“Curable Representation/Warranty”: any representation or warranty contained in Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.12(b) or 3.16, Section 4.2, 4.5, 4.9, 4.10 or 4.11 of the Guarantee and Collateral Agreement or Section 3.1 or 3.5 of any Mortgage, provided that (i) any inaccuracy in such representation or warranty was not known by the Borrower or any manager of the Borrower at the time such representation or warranty was made, (ii) such inaccuracy in such representation or warranty is capable of being cured in its entirety by the payment of money and (iii) the Borrower shall have notified the Administrative Agent of such inaccuracy promptly upon becoming aware of such inaccuracy (other than becoming aware through notice from the Administrative Agent), and in any event not later than three Business Days after so becoming aware.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 6.8.

“Disclosure Schedule”: as defined in the first paragraph of Section 3.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (or the granting of any option or other right to do any of the foregoing); and the terms “Dispose” and “Disposed of shall have correlative meanings.

“Disputed Claim Reserve”: the “Disputed Claim Reserve” as defined in the Chapter 11 Plan, the amount of which shall in no event exceed $1,000,000.

“Disqualification”: means with respect to any Lender:

(a) the failure of that Lender timely to file pursuant to applicable Gaming Laws (i) any application requested of that Lender by any Gaming Authority in connection with any licensing required of that Lender as a lender to Borrower or (ii) any required application or other papers in connection with determination of the suitability of that Lender as a lender to Borrower;

(b) the withdrawal by that Lender (except where requested or permitted by the Gaming Authority) of any such application or other required papers; or

(c) any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Lender is “unsuitable” as a lender to Borrower, (ii) that such Person shall be “disqualified” as a lender to Borrower or (iii) denying the issuance to that Lender of any license required under applicable Gaming Laws to be held by all lenders to Borrower.

“Disregarded Lenders”: as defined in Section 9.17.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Application Date”: a date that is no later than 45 days after the related ECF Calculation Date.

“ECF Calculation Date”: March 31st and September 30th of each calendar year for so long as any Obligations are outstanding as of such date.

“ECF Calculation Period”: the 6-month period ending on any ECF Calculation Date that occurs no earlier than 180 days following the Substantial Consummation Date.

“Effective Date”: the first Business Day after the fourteenth day following the entry of the Confirmation Order.

“Employment Agreement”: each employment agreement with a member of Senior Management, approved pursuant to the Lockup.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, agreements or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ESA”: as defined in Section 4.1(j).

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as set forth on the Markit Desktop Screen BBA Libor/USD (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. In the event that such rate is not published by Markit or other commercially available source providing quotations of BBA LIBOR, the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%) provided, that in no event shall the Eurodollar Rate exceed 4.50% or be less than 1.50%:

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then-current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been converted to Eurodollar Loans on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: with respect to any ECF Calculation Period for which it is measured, EBITDA minus (a) the sum, without duplication, of (i) actual Capital Expenditures made during such period; (ii) any Capital Expenditures which (x) were approved by the Borrower’s managers to be spent during the ECF Calculation Period, (y) were not actually made during the ECF Calculation Period, and (z) are planned to be made during the next ECF Calculation Period; (iii) cash interest paid during such period; (iv) principal payments paid (other than mandatory prepayments pursuant to Section 2.6(e) and principal payments on the New Senior Revolver which do not represent a permanent reduction in such facility) during such period in respect of Funded Debt (including Capital Lease Obligations); and (v) income taxes actually paid and/or cash disbursements made to holders of the New Equity Interests during such period in respect of the Tax Amounts; plus (b) the sum, without duplication, of (i) the amount, if any, associated with (a)(ii) above which was utilized in the determination of Excess Cash Flow in the immediately preceding ECF Calculation Period; (ii) any Indebtedness of a type described in clauses (a) through (g) (with respect to Indebtedness described in clauses (f) and (g), solely to the extent drawn or to the extent a payment is made in respect of such obligation) of the definition of “Indebtedness” in this Section 1.1 (including Capital Lease Obligations) incurred in connection with payment of Capital Expenditures made during such period; (iii) cash interest received during such period; and (iv) net proceeds (if any) received during such period from the Disposition of assets (other than through the sale of inventory in the ordinary course and other than amounts that are the subject of a Reinvestment Notice).

“Excluded Action” as defined in Section 9.12.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary that is a “Controlled Foreign Corporation” within the meaning of the Code in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the reasonable good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower (e.g., FQ4 2010 means the fourth fiscal quarter of the Borrower’s 2010 fiscal year, which ends December 31, 2010).

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Gaming Authority”: each court, tribunal, arbiter, authority, agency, commission, official or other instrumentality that holds regulatory, licensing or permitting authority over gambling, gaming or casino activities conducted by the Borrower or its Subsidiaries or before which an application for licensing to conduct such activities is pending, including without limitation the NGC, the NGCB, the NGCB Chairman and the Council.

“Gaming Laws”: the gaming laws of the State of Nevada, and ordinances and regulations of the State of Nevada or applicable political subdivisions of the State of Nevada as promulgated from time to time by a Gaming Authority.

“Gaming License”: any finding of suitability, registration, license, permit, franchise, or other finding of qualification, or other approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based unrestricted gaming activities in any state or other jurisdiction in which the Borrower or any of its Subsidiaries conduct business (including, all such licenses granted by the Gaming Authorities, and the rules and regulations promulgated thereunder), and all applicable Liquor Licenses.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners), any Gaming Authority and any Liquor Authority.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Immaterial Liquor License”: any License, the loss, expiration or modification of which, or the imposition of conditions on, which would not materially impair the competitiveness or profitability of the Borrower’s gaming activities. Without limiting the generality of the foregoing, (i) a Liquor License permitting a Loan Party to sell, dispense or distribute alcoholic beverages on a portion of a Mortgaged Property that is not material to gaming activities, such as a golf course, and (ii) any License at the Oasis Hotel & Casino (other than any License necessary or desirable for the operation of timeshare properties located thereat or related thereto) are Immaterial Licenses.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of 7.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, Nevada State Bank, as lender under the New Senior Revolver, the Borrower and the Subsidiary Guarantors, as amended, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the Closing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of conversion given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then-current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the date final payment is due on the Loans shall end on such due date; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 6.9.

“Investor Party”: each of Michael Gaughan on behalf of himself and/or his designee(s), Anthony Toti, Newport Global Advisors LP or its affiliates, and Robert R. Black, Sr., individually or through the Robert R. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004.

“Investor-Related Party”: Frank Toti and any Affiliate of the foregoing or of any Investor Party.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender as provided in Section 9.17.

“Lenders”: as defined in the preamble hereto and for purposes of Section 2.13 and 2.14 the term Lender shall include any successor, assignee or participant.

“License”: any license, permit or other consent, approval or authorization from, or any registration or qualification with, a Governmental Authority.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquor Authorities”: the State of Nevada Alcoholic Beverage Control, the Clark County Liquor and Gaming Licensing Board, the City of Mesquite, the Department of the Treasury Bureau of Alcohol, Tobacco and Firearms, and any other agency with authority to regulate the sale or distribution of alcoholic beverages in Clark County, Nevada or any political subdivision of Clark County, Nevada.

“Liquor Laws”: the statutes or ordinances regarding the sale and distribution of alcoholic beverages enforced by the Liquor Authorities and the rules and regulations of the Liquor Authorities.

“Liquor License”: any License required to sell, dispense or distribute alcoholic beverages under the Liquor Laws.

“Loan”: as defined in Section 2.1.

“Loan Amount”: as to any Lender, the amount of each Loan to the Borrower hereunder owing to such Lender in the principal amount set forth under the heading “Loan Amount” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Loan Amounts is $62,500,000.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Loan Percentage”: as to any Lender, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

“Lockup”: the letter agreement dated as of December 22, 2009 among Black and its Subsidiaries, the Investor Parties, and certain Lenders.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Environmental Amount”: an amount or amounts payable by the Borrower or any of its Subsidiaries, in the aggregate in excess of $1,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products (virgin or unused), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other materials, substances or forces of any kind, whether or not any such material, substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.

“Mortgaged Properties”: the real properties listed on Schedule 1.1A, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) in connection with any Purchase Price Refund, the cash amount thereof, net of any expenses incurred in the collection thereof.

“New Equity Interests”: any membership interest or other instrument evidencing an ownership interest in the Borrower, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in the Borrower.

“New Senior Revolver”: the $10,000,000 committed, senior secured revolving credit facility entered into by the Borrower as of the date hereof, together with all instruments and other agreements entered into by the Borrower and its Subsidiaries in connection therewith, and any financing or other replacement, refunding, renewal or extension thereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.10.

“NGC”: the State of Nevada Gaming Commission.

“NGCB”: the Nevada State Gaming Control Board.

“NGCB Chairman”: the Chairman and Executive Director of the NGCB.

“Non-Excluded Taxes”: as defined in Section 2.14(a).

“Non-Exempt Lender”: as defined in Section 2.14(e).

“Note”: each promissory note evidencing any Loan.

“Oasis Rec”: Oasis Recreation Properties, Inc., a Nevada corporation.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Organizational Documents”: as to any Person (other than an individual), the certificate or articles of incorporation or organization, bylaws, operating agreement or other organizational or governing documents of such Person.

“Other Taxes”: as defined in Section 2.14(b).

“Participant”: as defined in Section 9.6(b).

“Payment Office”: subject to Section 9.17, the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Protest”: the right of the Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that if the amount in all such pending contests exceeds $250,000 in the aggregate(a) the Borrower has recorded a liability with respect to such obligation on the Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) the Administrative Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Administrative Agent’s Liens under the Security Documents (and there shall be deemed to be no such impairment if the Borrower and each applicable Subsidiary shall have complied with all Requirements of Law applicable to such protest).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Projections”: as defined in Section 5.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Price Refund”: any amount received by the Borrower or any Subsidiary as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by the Borrower or any Subsidiary.

“REC”: as defined in Section 5.8(c).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Refinancing Prepayment Amount”: as defined in Section 2.5(b).

“Refinancing Prepayment Date”: as defined in Section 2.5(b).

“Refinancing Prepayment Notice”: as defined in Section 2.5(b).

“Register”: as defined in Section 9.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to an Asset Sale or Purchase Price Refund, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.6(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale, Purchase Price Refund or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default (other than any Default or Event of Default arising from the Reinvestment Event that is a Recovery Event in respect of which such Reinvestment Notice is delivered, provided that all the Net Cash Proceeds of such Reinvestment shall be used to acquire, rebuild or repair the assets that were affected by such Recovery Event in accordance with Section 2.6(b) or 2.6(c) (as the case may be) and such Default or Event of Default shall thereupon be cured, and any Net Cash Proceeds not so used for that purpose shall be applied to the prepayment of the Loans in accordance with Section 2.6(b) and 2.6(c), as applicable) has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) elects to use all or a specified portion of the Net Cash Proceeds of such Reinvestment Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 90 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding and held by Lenders other than Disregarded Lenders.

“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including without limitation any Gaming Law and any Liquor Law.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.8.

“Restructuring Term Sheet”: the Restructuring Term Sheet — Summary of Proposed Material Terms & Definitions dated as of December 22, 2009.

“Restructuring Transaction”: the transactions described in Section 6 of the Chapter 11 Plan.

“SEC”: the United States Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 2.14 Certificate”: as defined in Section 2.14(e)(ii).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Management”: collectively, Robert R. Black Sr. as chief executive officer, Anthony Toti as chief operating officer, and Sean McKay as chief financial officer.

“Senior Secured Note Facility Claims”: as defined in the Chapter 11 Plan.

“Shareholder Agreement”: the Operating Agreement dated as of July 1, 2011 among the Borrower and the Investor Parties.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the present fair market value of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair market value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified in this Agreement, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer only to a consolidated Subsidiary or consolidated Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Substantial Consummation Date”: August 1, 2011.

“Taxes”: as defined in Section 2.14(a).

“Tax Amount”: with respect to each holder of New Equity Interests for any calendar year, an amount equal to the product of (a) the highest marginal federal individual income tax rate for such taxable year on ordinary income, as such rate may be adjusted by the Borrower to take into account any preferential rate applicable on capital gains, and (b) the net taxable income (as determined for federal income tax purposes), if any, of such holder attributable to such holder’s New Equity Interests for such taxable year as shown on the Borrower’s and the holder’s federal income tax return.

“Title Insurance Company”: as defined in Section 4.1(o).

“Title Insurance Policy”: as defined in Section 4.1(o).

“Transferee”: as defined in Section 9.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unused Amount”: as defined in Section 6.2.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

All calculations of the Consolidated Leverage Ratio for purposes of Section 6.1 and 6.8 shall be calculated to the same number of decimal places as the Consolidated Leverage Ratio is expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the calculation of the Consolidated Leverage Ratio is 5.126, the Consolidated Leverage Ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF LOANS

2.1 Loans. Subject to the terms and conditions hereof, the Lenders severally agree to accept on the Closing Date the Notes (together with the Cash Contribution and the Cash Payment, (if any)) in full satisfaction of the Senior Secured Note Facility Claims pursuant to the Chapter 11 Plan (each loan evidenced by a Note, a “Loan”) in an amount for each Lender not to exceed the amount of the Loan Amount of such Lender. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.7.

2.2 Repayment of Loans. The Loan of each Lender shall be paid in 16 consecutive quarterly installments, commencing on the last day of the calendar quarter within which the one-year anniversary of the Substantial Consummation Date occurs and on the last day of every third month thereafter, each of which shall be in an amount equal to such Lender’s Loan Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
First	$500,000
Second	$500,000
Third	$500,000
Fourth	$500,000
Fifth	$625,000
Sixth	$625,000
Seventh	$625,000
Eighth	$625,000
Ninth	$750,000
Tenth	$750,000
Eleventh	$750,000
Twelfth	$750,000
Thirteenth	$1,000,000
Fourteenth	$1,000,000
Fifteenth	$1,000,000
Sixteenth	The entire amount of the principal balance of the Loans then outstanding and unpaid

2.3 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of each Loan of such Lender in installments according to the amortization schedule set forth in Section 2.2 (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan held by each Lender hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans to the Borrower held by such Lender in accordance with the terms of this Agreement.

(e) Upon receipt of a duly executed Lender Addendum from an initial Lender, the Borrower will execute and deliver to each such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit G (a “Note”), with appropriate insertions as to date and principal amount. If any provision of any Note conflicts with any provision of this Agreement, this Agreement shall be enforced to the exclusion of such conflicting provisions.

2.4 Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Collateral Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Collateral Agent.

2.5 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b) Notwithstanding anything to the contrary herein, if the Borrower delivers not less than ten days’ prior notice to the Administrative Agent that the Borrower intends to prepay, in whole, the Loans and the entire amount of all other Obligations then outstanding pursuant to a refinancing (subject to any applicable reduction of the principal balance of the Loans then outstanding pursuant to this Section 2.5(b)), then on the date (the “Refinancing Prepayment Date”) on which the Borrower closes such refinancing and in connection therewith delivers written notice to the Administrative Agent (which may be by electronic mail) (a “Refinancing Prepayment Notice”) that the Borrower is prepared to pay to the Administrative Agent for the benefit of the Lenders the entire amount of the Obligations then outstanding (subject to any applicable reduction of the principal balance of the Loans then outstanding pursuant to this Section 2.5(b)) (the “Refinancing Prepayment Amount”) on such date in immediately available funds, then the principal balance of the Loans then outstanding shall automatically reduce on such date upon receipt by the Administrative Agent of such repayment in full by an amount equal to (a) if the Refinancing Prepayment Date occurs within 6 months of the Substantial Consummation Date, $2,000,000, or (b) if the Refinancing Prepayment Date occurs no sooner than 6 months but prior to 18 months after the Substantial Consummation Date, $1,000,000, subject in each case and in all events to actual receipt by the Administrative Agent of the Refinancing Prepayment Amount in immediately available funds. For the avoidance of doubt, in the event that the Administrative Agent does not actually receive the entire Refinancing Prepayment Amount on such date in immediately available funds, no reduction in the unpaid principal amount of the Loans then outstanding shall occur or be deemed to have occurred pursuant to this Section 2.5(b) on such Refinancing Prepayment Date.

2.6 Mandatory Prepayments. (a) Unless the Required Lenders shall otherwise agree, if any Capital Stock shall be issued (other than any Capital Stock issued (i) solely for the purpose of applying the Net Cash Proceeds of such issuance to cure (A) the inaccuracy of any Curable Representation/Warranty in accordance with Section 7.1 (b) or (B) a violation of Section 6.1 or Section 6.3 in accordance with such Section and clause (f) below, or (ii) to one or more Investor Parties or Investor-Related Parties), or Indebtedness incurred, by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.4), then on the date of such issuance or incurrence, the Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence. The provisions of this Section do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement, or a consent to the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries.

(b) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Purchase Price Refund then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, on the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds; provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Purchase Price Refunds that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date the Loans shall be prepaid, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Asset Sale or Purchase Price Refund.

(c) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive net Cash Proceeds from any Recovery Event then, unless the Borrower acts in accordance with the following procedures specified in this Section 2.6(c), the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds promptly upon the Borrower’s failure to act, or to continue to act, in accordance with such procedures:

(i) within 90 days after the occurrence of the event that gives rise to the Recovery Event, the Borrower shall deliver to the Administrative Agent a preliminary notice of intent to use the anticipated Net Cash Proceeds from such Recovery Event to rebuild or reinvest in the assets that were the subject of the Recovery Event;

(ii) upon receipt of such Net Cash Proceeds, the Borrower shall place them in a segregated account subject to a security interest in favor of the Administrative Agent for the benefit of the Lenders, to be used only for such rebuilding or reinvestment;

(iii) within 15 days after receipt of such Net Cash Proceeds, the Borrower shall deliver to the Administrative Agent a Reinvestment Notice in respect thereof;

(iv) within six months after delivery of the Reinvestment Notice, the Borrower shall commence the reinvestment or rebuilding process, provided that the Borrower has obtained all required Licenses to do so (which the Borrower shall make commercially reasonable efforts to obtain in a timely manner);

(v) if the Borrower has not obtained any required Licenses within the six-month period specified in clause (iv) above, then provided that the Borrower at all times is diligently proceeding to obtain all such required Licenses, the Borrower shall have such additional period of time as is reasonably needed to obtain required Licenses and thereafter commence the reinvestment or rebuilding process, but in no event shall such additional period extend later than the date that is the earlier of (A) six months after the end of the initial six-month period specified in clause (iv) above or (B) the date on which the Administrative Agent in the exercise of reasonable discretion informs the Borrower that the Administrative Agent believes any such License is not reasonably capable of being obtained by the Borrower;

(vi) the Borrower shall diligently proceed with and complete the reinvestment or rebuilding process in accordance with the Reinvestment Notice; and

(vii) the Borrower shall provide notice to the Administrative Agent of any material correspondence relating to any required Licenses pursuant to Section 5.7(h).

(d) The provisions of Sections 2.6(b) and 2.6(c) do not constitute a consent to the consummation of any Disposition not permitted by Section 6.7.

(e) Unless the Required Lenders shall otherwise agree, if, as of any ECF Calculation Date commencing with the first ECF Calculation Date following the expiration of 180 days after the Substantial Consummation Date, there shall be Excess Cash Flow, then, on the relevant ECF Application Date, the Loans shall be prepaid by an amount equal to 50% of such Excess Cash Flow, provided that, notwithstanding the foregoing, in no event shall the Borrower be required to make a prepayment pursuant to this Section 2.6(e) relating to any ECF Calculation Period if (and to the extent that) such payment would cause the Borrower’s and its Subsidiaries’ (on an aggregate basis) Cash and Cash Equivalents to be less than $10,000,000 as of the relevant ECF Calculation Date.

(f) Unless the Required Lenders shall otherwise agree, if on any date the Administrative Agent shall determine (absent manifest error) pursuant to Section 6.1 or Section 6.3 (as the case may be) that the amount of capital contributions to the Borrower made to cure a violation of Section 6.1 or Section 6.3 (as applicable) exceeds the amount needed to cure such violation, then the Loans shall be prepaid in an amount equal to the lesser of (i) the entirety of such excess amount of capital contributions and (ii) $500,000.

(g) All prepayments of the Loans pursuant to Sections 2.5 and 2.6 shall be applied as follows: (i) first, to pay accrued and unpaid interest on, and expenses in respect of, the Obligations to the extent then due and payable, and (ii) second, to prepay the principal amount of the Loans and other Obligations (if any) then outstanding (and shall be applied to the installments of such Loans in the inverse order of the scheduled maturities of such installments).

2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then-current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of the Loans, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then-expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

2.8 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $500,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.9 shall be payable from time to time on demand.

2.10 Computation of Interest and Fees. (a) Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Fees and commissions payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11 Inability to Determine Interest Rate; Conversion by Reason of Increase in Eurodollar Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period,

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of maintaining their affected Loans during such Interest Period, or

(c) the Eurodollar Rate would exceed 4.50% but for the restriction thereon contained in the definition thereof;

the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (y) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

2.12 Pro Rata Treatment and Payments. (a) Each payment by the Borrower on account of any fee shall be made pro rata according to the respective Loan Percentages of the Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each payment (including each prepayment) on account of principal of the Loans shall be allocated among the Lenders pro rata according to the respective Loan Percentages of the Lenders, and shall be applied to the installments of such Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Loans may not be reborrowed.

(c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then-applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lenders, in like funds as received by the Administrative Agent.

2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Administrative Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Loan held by it, or change the basis of taxation of payments to the Administrative Agent or such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then in any such case, the Borrower shall promptly pay such Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or Agent shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender or Agent with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or Agent’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Agent or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Agent’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material, then from time to time, after submission by such Lender or Agent to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or Agent such additional amount or amounts as will compensate such Lender or Agent or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Taxes. (a) Any and all payments by or on behalf of the Borrower under or in respect of this Agreement or any other Loan Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any applicable requirement of law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to any Lender or any Agent (including for purposes of Section 2.10 and this Section 2.14(a), any assignee, successor, or participant), (i) the Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) the Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any requirement of law, and (iii) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.14(a)) such Lender or such Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Lender or an Agent, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Lender or Agent is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lender or Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) In addition, the Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) The Borrower hereby agrees to indemnify each Lender and each Agent for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14(c) imposed on or paid by such Lender or each Agent or any direct or indirect owner of Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this Section 2.14(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Borrower under the indemnity set forth in this Section 2.14(c) shall be paid within ten (10) days from the date on which the Lender or the applicable Agent makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower (or any Person making such payment on behalf of the Borrower) shall furnish to Lender or the applicable Agent for its own account a certified copy of the original official receipt evidencing payment thereof.

(e) For purposes of this Section 2.14(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code. Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Borrower the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Lender that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Non-Exempt Lender that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit I (a “Section 2.14 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv) in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 2.14 Certificate; or

(v) in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 2.14 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 2.14(e)(v) if such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Borrower, provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 2.14(e) with respect to its beneficial owner if such beneficial owner were the Lender; or

(vii) in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x) (i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 2.14 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were a Lender.

If the Lender provides a form pursuant to this subsection (e) and the form provided by the Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, Lender transferor was entitled to indemnification or additional amounts under this Section 2.14, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (d) of this Section 2.14 (other than if such failure is due to a change in any requirement of law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 2.14 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, to assist such Lender in recovering such Non-Excluded Taxes.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the termination of this Agreement and the other Loan Documents. Nothing contained in Section 2.13 or this Section 2.14 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so converted or continued, for the period from the date of such prepayment or of such failure to convert or continue to the last day of such Interest Period (or, in the case of a failure to convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to maintain Eurodollar Loans as contemplated by this Agreement, (a) the obligation of such Lender hereunder to continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then-current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then-current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.

2.17 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14(a) or 2.16 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations and legal and regulatory restrictions of such Lender) at the sole expense of the

Borrower to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.13, 2.14(a) or 2.16.

2.18 Maximum Rate. Notwithstanding any provision of Section 2.13, 2.14 or 2.16, or any other provision of this Agreement or any Loan Document, Borrower Costs payable in or with respect to any period shall not collectively exceed a sum equal to an 11.5% effective rate of interest per annum for such period.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to accept the Notes (together with the Cash Contribution and the Cash Payment) (if any) in full satisfaction and discharge of the Senior Secured Note Facility Claims, the Borrower hereby represents and warrants as of the Substantial Consummation Date to each Agent and each Lender as set forth below in this Section 3. The representations and warranties in this Section 3 are expressly qualified and subject to matters set forth in the disclosure schedule (with specific reference to the Sections of this Agreement to which the information stated in such disclosure schedule relates) dated as of the hereof, prepared and delivered by the Borrower to the Lenders and the Agents in form and substance acceptable to the Administrative Agent and the Lenders in their sole and absolute discretion and appended to this Agreement and incorporated by reference herein (the “Disclosure Schedule”).

3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower (including its Subsidiaries) as at the Substantial Consummation Date (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Chapter 11 Reorganization (including without limitation the issuance of the Notes and the incurrence of the New Senior Revolver on the Closing Date) and to the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower (including its Subsidiaries) as at the Substantial Consummation Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in paragraph (a) above of this Section. During the period from the Confirmation Date to and including the date hereof there has been no Disposition by any Loan Party of any material part of its business or Property except as contemplated by the Chapter 11 Plan.

3.2 No Change. Since the Confirmation Date there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right (including without limitation under all Gaming Laws and Liquor Laws), to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (including without limitation under all Gaming Laws and Liquor Laws) except to the extent that the failure to satisfy any of the foregoing requirements in clauses (c) and (d) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to incur and owe the Obligations hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the incurrence and owing of the Obligations on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority (including without limitation any Gaming Authority or Liquor Authority) or any other Person is required in connection with the Chapter 11 Reorganization or execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law (including without limitation any Gaming Law or Liquor Law) or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law (including without limitation under any Gaming Law or Liquor Law) or any such Contractual Obligation (other than the Liens created by the Security Documents). Except as set forth on the Disclosure Schedule, no Requirement of Law (including without limitation under any Gaming Law or Liquor Law) or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6 No Material Litigation. After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Subsidiaries or against any of their respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.5.

3.9 Intellectual Property. After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where such lack of ownership or license would not reasonably be expected to result in a Material Adverse Effect. No material claim has been asserted in writing against the Borrower or its Subsidiaries and is pending by any Person challenging or questioning the use by the Borrower or its Subsidiaries of any Intellectual Property or the validity or effectiveness of any Intellectual Property of the Borrower or its Subsidiaries, nor does the Borrower know of any valid basis for any such claim. Except as set forth on the Disclosure Schedule, the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect, except where such infringement would not reasonably be expected to result in a Material Adverse Effect.

3.10 Taxes. (a) Except as set forth on the Disclosure Schedule, the Borrower and each of its Subsidiaries have filed or caused to be filed all foreign, Federal, state, local and other material tax returns and reports that are required to be filed by them and have paid all taxes due and payable by them (or in respect of their assets or Property) and all other taxes, fees or other charges imposed on them or any of their Property by any Governmental Authority (other than any the amount or validity of which is subject of a Permitted Protest); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

(b) The Borrower is treated as a partnership for U.S. federal income tax purposes and each of its Subsidiaries (other than Oasis Rec) is treated as a disregarded entity of Borrower for U.S. federal tax purposes and neither the Borrower nor its Subsidiaries (other than Oasis Rec) has elected under Treasury regulations section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder (if any), will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

3.12 Labor Matters, (a) After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

(b) All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

3.13 ERISA. After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board and Gaming Laws) that limits its ability to incur Indebtedness.

3.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 3.15 sets forth as of the Substantial Consummation Date the name and jurisdiction of incorporation of each Subsidiary of the Borrower and, as to each Subsidiary of the Borrower, the percentage of each class of Capital Stock owned by each Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 3.15.

3.16 Environmental Matters. After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount, and except as otherwise disclosed in the ESA:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) to the extent within the control of the Borrower and its Subsidiaries: each of their Environmental Permits will be timely renewed and complied with any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair market value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract, conduct or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

3.17 Accuracy of Information, etc. After giving effect to the Chapter 11 Plan, as of the Substantial Consummation Date, no statement or information contained in this Agreement, any other Loan Document, the Restructuring Term Sheet, the Chapter 11 Plan, or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders and the Agents that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party (without any duty to investigate) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Restructuring Term Sheet, the Chapter 11 Plan or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.18 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings and other actions as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.5). Schedule 3.18(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 3.18(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements in respect of each UCC Financing Statement listed in Schedule 3.18(a)-3.

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 3.18(b) (in the case of the Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.9(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries.

3.19 Solvency. After giving effect to the transactions to occur on the Substantial Consummation Date as provided for in the Chapter 11 Plan, including the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith (including without limitation the Loans and the New Senior Revolver), each Loan Party will be and will continue to be Solvent as of the Substantial Consummation Date and the Closing Date.

3.20 Junior Indebtedness. The Obligations constitute “Term Loan Secured Obligations” of the Borrower under and as defined in the Intercreditor Agreement. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Term Loan Secured Obligations” of such Subsidiary Guarantor under and as defined in the Intercreditor Agreement.

3.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

3.22 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Borrower Organizational Documents, the Employment Agreements and the documents evidencing and securing the New Senior Revolver, including any respective amendments, supplements or modifications with respect to any of the foregoing.

3.23 Licenses. All material Licenses (including all necessary Gaming Licenses and Liquor Licenses but excluding all Immaterial Licenses), required from any Governmental Authority (including without limitation any Gaming Authority or Liquor Authority) or otherwise necessary or appropriate for the ownership, use, or continued operation of the businesses or properties now owned or operated by the Borrower or any of its Subsidiaries, have been validly issued and are in full force and effect and good standing; (ii) the Borrower and its Subsidiaries are in compliance, in all material respects, with all of the provisions of such material Licenses applicable to them; and (iii) none of such material Licenses is the subject of any pending or, to the best of the Borrower’s knowledge, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof. As of the Substantial Consummation Date (and as of each subsequent date on which the Borrower delivers to the Administrative Agent an updated schedule pursuant to Section 5.17 below), set forth on Schedule 3.23 is a complete and accurate list of all such material Licenses, and such schedule identifies the date by which an application for the renewal of such material License must be filed and describes the status of each such pending application.

3.24 Election. The Borrower and Black have not made any election under Treasury Regulation section 1.1274-5(b)(2).

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing. The agreement of each Lender to accept the Notes hereunder (together with the Cash Contribution and the Cash Payment (if any)) in full satisfaction of the Senior Secured Note Facility Claims pursuant to the Chapter 11 Plan is subject to the satisfaction, prior to or concurrently with such acceptance by the Lenders of the Notes on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary (other than any Excluded Foreign Subsidiary or any Subsidiary of an Excluded Foreign Subsidiary) and (iii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto.

(b) Confirmation of Chapter 11 Plan. (i) The Bankruptcy Court shall have entered, and the Administrative Agent shall have received a copy of, the Confirmation Order (A) confirming the Chapter 11 Plan in accordance with Section 1129 of the Bankruptcy Code and (B) approving and authorizing the transactions contemplated by this Agreement, the other Loan Documents and the Chapter 11 Plan and otherwise not inconsistent with the provisions hereof and thereof, which Confirmation Order shall be in full force and effect, shall not have been stayed, reversed, vacated or otherwise modified (unless otherwise reasonably satisfactory to the Agents);

(ii) the Chapter 11 Plan shall be reasonably satisfactory to the Agents (it being understood that the Chapter 11 Plan dated June 28, 2010 (as amended by the Confirmation Order) is satisfactory to the Agents); and

(iii) the Chapter 11 Plan (including the Restructuring Transactions) shall have been consummated pursuant to documentation reasonably satisfactory to the Agents substantially contemporaneously with the Closing Date (and no provision thereof shall have been waived, amended, supplemented or otherwise modified since the date of entry of the Confirmation Order) including without limitation the following transactions thereunder:

(x) the Lenders shall have received the Cash Contribution;

(y) the Lenders shall have received the Cash Payment (if any); and

(z) the Borrower shall have entered into the New Senior Revolver.

(c) Pro Forma Balance Sheet. The Administrative Agent shall have received the Pro Forma Balance Sheet.

(d) Approvals. All governmental and third party approvals (including consents of the Gaming Authorities and the Liquor Authorities, landlords and other consents) necessary in connection with the continuing operations of the Borrower and its Subsidiaries and the Chapter 11 Reorganization (including without limitation the transactions contemplated hereby and by the Chapter 11 Plan) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Chapter 11 Reorganization or the transactions contemplated hereby.

(e) Related Agreements. The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of (i) the New Senior Revolver (the form and substance of which shall be acceptable to the Administrative Agent in its sole and absolute discretion), (ii) the Borrower Organizational Documents (with the form and substance of the Borrower Organizational Documents having been approved by a majority of the Consenting Senior Secured Noteholders in their reasonable discretion (the Lenders hereby acknowledging that the Lenders have approved the form and substance of the Borrower Organizational Documents attached hereto as Exhibit L)), (iii) the Employment Agreements (the form and substance of which shall be acceptable to a majority of the Consenting Senior Secured Noteholders in their sole and absolute discretion), and (iv) such other documents or instruments (in form and substance reasonably satisfactory to the Administrative Agent) as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any other debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

(f) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date.

(g) Business Plan. The Administrative Agent shall have received the Business Plan.

(h) Budget. The Administrative Agent shall have received a budget for the Borrower and its Subsidiaries for the fiscal year in which the Closing Date occurs in form and substance acceptable to the Administrative Agent.

(i) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations (including without limitation with respect to Intellectual Property, the United States Copyright Office and the Untied States Patent and Trademark Office) should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.5 and Liens to be discharged on or prior to the Closing Date upon consummation of the Chapter 11 Plan or pursuant to other documentation satisfactory to the Collateral Agent.

(j) Environmental Matters. The Administrative Agent shall have received an American Society for Testing & Materials (“ASTM”) compliant Environmental Site Assessment (“ESA”) dated no earlier than the date that is twelve months prior to the Closing Date for each parcel of real property owned or leased by the Borrower and its Subsidiaries, prepared by an environmental consultant acceptable to the Administrative Agent, in form, scope, and substance satisfactory to the Administrative Agent, together with a letter from the environmental consultant permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.

(k) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(1) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Willkie Farr & Gallagher LLP, counsel to the Borrower and its Subsidiaries; and

(ii) the legal opinion of Leavitt, Sully & Rivers, Nevada counsel to the Borrower and its Subsidiaries and of such other special and local counsel to the Borrower and its Subsidiaries as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and as are reasonable and customary for transactions of this nature, shall be addressed to the Administrative Agent and the Lenders and shall be acceptable in form and substance to the Administrative Agent in its reasonable discretion (taking into account what is reasonable and customary for transactions of this nature).

(m) Pledged Stock; Stock Powers; Acknowledgment and Consent. Subject to the receipt of any necessary Gaming Licenses, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement, and (iii) each promissory note, if any, pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(n) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, junior and subordinate to the Liens, if any, in favor of the holder of the New Senior Revolver but prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.5), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(o) Title Insurance; Flood Insurance. (i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the Title Insurance Policies (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked-up unconditional binder for such insurance (each, a “Title Insurance Policy”). Each Title Insurance Policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgages insured thereby create a valid second (or, in the event that no portion of the New Senior Revolver is then outstanding, first) priority Lien on the applicable Mortgaged Properties free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of the Title Insurance Policies, all charges for mortgage recording tax, and all related expenses, if any, have been paid in full.

(iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the Title Insurance Policies and a copy of all other material documents affecting the Mortgaged Properties.

(p) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(q) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(r) Gaming Approvals. The Administrative Agent shall have received evidence satisfactory to it that the Borrower and each of its applicable Subsidiaries shall have made all necessary applications to and procured all necessary consents and approvals of the Gaming Authorities to the terms set forth in this Agreement and each of the Loan Documents, to the extent the same may be required by such Gaming Authorities.

(s) Borrower’s Managers. On or prior to the Closing Date, the Borrower’s managers shall have been selected and appointed pursuant to the Chapter 11 Plan.

(t) Closing Date Deadline. The later of (i) the Substantial Consummation Date or (ii) the date on which all of the foregoing conditions precedent set forth in this Section 4.1 have been satisfied or waived shall occur not later than the one-year anniversary of the Effective Date.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall, and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower (including its Subsidiaries) as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception (except for any such qualification or exception that is (i) contained in the report furnished within the last year prior to the year in which the Loans are scheduled to mature or the New Senior Revolver is scheduled to expire and (ii) based solely on the need for the Borrower to extend, renew or replace the Loans or the New Senior Revolver, as the case may be), or qualification arising out of the scope of the audit, by independent certified public accountants of nationally-recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each quarterly period of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower (including its Subsidiaries) as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower (including its Subsidiaries) as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, in the same form as those provided to, and used by, the Borrower’s management for business and related purposes;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein, and it being acknowledged and agreed that the interim unaudited financial statements are provided without any footnotes thereto).

5.2 Certificates; Other Information. Furnish to the Administrative Agent or, in the case of clause (g), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the covenants in Sections 6.1 and 6.3, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge in the normal course of business of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of Sections 6.1, 6.2 and 6.3 of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property in which any Loan Party shall have acquired an ownership interest (including without limitation by creation or development) since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated operating budget and a Capital Expenditures budget for the following fiscal year (including a description of the underlying assumptions applicable thereto) prepared in the form of the applicable budget attached hereto as Exhibits K-1 or K-2, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of the Borrower, a summary narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then-current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the New Senior Revolver;

(f) within five days after the same are sent, copies of all financial statements and reports (if any) that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports (if any) that the Borrower makes to, or files with, the SEC; and

(g) promptly (taking into account the nature of the requested information), such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

5.4 Conduct of Business and Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business (including without limitation all Gaming Licenses and Liquor Licenses, but excluding Immaterial Licenses), except, in each case, as otherwise permitted by Section 6.6 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all applicable Organizational Documents, Contractual Obligations and Requirements of Law (including without limitation all Gaming Laws and Liquor Laws), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with all Organizational Documents and Requirements of Law (including without limitation all Gaming Laws and Liquor Laws) (and in any event not in a manner that could reasonably be expected to result in a material sanction or fine) shall be made of all dealings and transactions in relation to its business and activities and (b) subject to compliance with applicable Gaming Laws, permit representatives of the Administrative Agent (or, during the continuance of an Event of Default, any Lender at such Lender’s sole cost and expense) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

5.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) claim of default or claim of event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries (at such time as the Borrower becomes aware, or should have become aware, thereof) or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority (including without limitation any Gaming Authority or Liquor Authority), that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any notice of the initiation of litigation or other proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) as soon as possible and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower and its Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Borrower;

(f) any development or event (other than matters of general public knowledge affecting the overall economic environment in which the Borrower or any of its Subsidiaries engages in its respective businesses and activities) that has had or could reasonably be expected to have a Material Adverse Effect;

(g) the Borrower’s intention to issue Capital Stock for the purpose of applying the Net Cash Proceeds thereof to cure the inaccuracy of any Curable Representation/Warranty, such notice to be given in no event less than five Business Days prior to such issuance; and

(h) receipt by the Borrower or any Subsidiary thereof of any material correspondence regarding Licenses required to reinvest in or rebuild assets that were the subject of a Recovery Event which the Borrower has elected to reinvest in or rebuild pursuant to Section 2.6(c).

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) If any ESA or update delivered pursuant to Section 4.1 (j) identifies a Recognized Environmental Condition (“REC”). as defined under ASTM guidelines, the Borrower shall, within six months of the delivery of such ESA or update to the Administrative Agent, conduct such follow up testing, provide such reports, and take such other actions as required or approved by the applicable Governmental Authority to the Administrative Agent to mitigate such REC.

5.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any real property or any Property described in paragraph (c) of this Section 5.9, (y) any Property subject to a Lien expressly permitted by Section 6.5(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest of second (or, in the event that the New Senior Revolver is not in existence, first) priority in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by any Requirement of Law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 6.5(g)), promptly (i) execute and deliver a Mortgage of second (or, in the event that the New Senior Revolver is not in existence, first) priority in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent and obtainable with commercially reasonable efforts by the Borrower in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and customary for transactions of such nature and shall be issued by counsel reasonably satisfactory to the Borrower and the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second (or, in the event that the New Senior Revolver is not in existence, first) priority security interest in the Capital Stock of such new

Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest of second (or, in the event that the New Senior Revolver is not in existence, first) priority in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and customary for transactions of such nature and shall be issued by counsel reasonably satisfactory to the Borrower and the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest of second (or, in the event that the New Senior Revolver is not in existence, first) priority in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and customary for transactions of such nature and shall be issued by counsel reasonably satisfactory to the Borrower and the Administrative Agent.

5.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that may be required from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.11 Accounting System. Maintain one or more systems of accounting that enable the Borrower to facilitate the production of financial statements required pursuant to Section 5.1(a) and 5.1(b) in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Administrative Agent. The Borrower also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to it and its Subsidiaries’ sales.

5.12 Location of Inventory and Equipment. Keep the Borrower’s and its Subsidiaries’ Inventory and Equipment (as such terms are respectively defined in the Mortgage) (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 5.12-1 and their chief executive offices only at the locations identified on Schedule 5.12-2; provided, however, that the Borrower may amend Schedule 5.12-1 or Schedule 5.12-2 so long as such amendment occurs by written notice to the Administrative Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the Borrower provides the Administrative Agent a Collateral Access Agreement with respect thereto.

5.13 Leases. Comply at all times with the provisions of all material leases to which the Borrower or any of its Subsidiaries is a party or by which the Borrower’s or any of its Subsidiaries’ properties and assets are bound, including payment obligations, so as to prevent any material loss or forfeiture thereof or thereunder (unless, with respect to payment obligations, the same are the subject of a Permitted Protest).

5.14 Disclosure Updates. Promptly and in no event later than five Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Administrative Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact as of that time or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances existing at the time such statements were made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not in and of itself cure or remedy the effect of the prior untrue statement of such material fact or omission of any such material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.15 Governmental Authorization. Deliver to the Administrative Agent as soon as practicable, and in any event within five Business Days after the receipt by the Borrower or its Subsidiaries, from any Gaming Authority or other Governmental Authority having jurisdiction over the operations of the Borrower or its Subsidiaries (i) copies of any order or notice of such Gaming Authority or such other Governmental Authority which designates any Gaming License or other material franchise, permit, or other governmental operating authorization of the Borrower or its Subsidiaries, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of the Borrower or its Subsidiaries, to construct, own, manage, or operate its businesses (or portion thereof), and (ii) a copy of any citation, notice of violation, or order to show cause issued by any Gaming Authority, any Liquor Authority or other Governmental Authority or any complaint filed by any Gaming Authority or other Governmental Authority which is applicable to the Borrower, or to its Subsidiaries.

5.16 License Renewals. Deliver to the Administrative Agent, at the time of each delivery of year-end financial statements pursuant to Section 5.1(a), an updated Schedule 3.23 reflecting thereon, as of the date of such delivery, the information described in Section 3.23.

5.17 Licenses. (a) Ensure that all material Licenses (including all necessary Gaming Licenses and Liquor Licenses, but excluding all Immaterial Licenses), required from any Governmental Authority for the ownership, use, or operation of the businesses or properties now owned or operated by the Borrower and its Subsidiaries have been validly issued and are and remain in full force and effect and good standing, and (b) comply, in all material respects, with all of the applicable provisions of such material Licenses.

5.18 Gaming Law and Liquor Law Disclosures. The Borrower shall comply in all material respects with all applicable Requirements of Law (including without limitation Gaming Laws and Liquor Laws) requiring reports and disclosures to any Gaming Authority or Liquor Authority, including, but not limited to, reporting the transactions contemplated by this Agreement and the other Loan Documents, within the applicable time period required by Regulation 8.130(2) of the Regulations of Nevada Gaming Commission and State Gaming Control Board and each other applicable Gaming Law and Liquor Law.

5.19 Taxes. (a) The Borrower and each of its Subsidiaries will timely file or cause to be filed all material tax returns and reports required to be filed and will pay or cause to be paid all material taxes required to have be paid by them (or in respect of their assets or Property) and all other taxes, fees, or other charges imposed on them or any of their Property by any Governmental Authority, except any taxes that are being contested in Permitted Protests.

(b) The Borrower will continue to be treated as a partnership for U.S. federal income tax purposes and each of its Subsidiaries (excluding Oasis Rec) will continue to be treated as a disregarded entity of the Borrower for U.S. federal income taxes and neither the Borrower nor its Subsidiaries (excluding Oasis Rec) will elect under Treasury regulations section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
December 31, 2011	7.5x
March 31, 2012	7.5x
June 30, 2012	7.5x
September 30, 2012	7.25x
December 31, 2012	7.25x
March 31, 2013	7.25x
June 30, 2013	7.25x
September 30, 2013	6.75x
December 31, 2013	6.75x
March 31, 2014	6.75x
June 30, 2014	6.75x
September 30, 2014	6.25x
December 31, 2014	6.25x
March 31, 2015	6.25x
June 30, 2015	6.25x
September 30, 2015	5.5x
December 31, 2015	5.5x

; provided, that, for the avoidance of doubt, this Section 6.1 shall not apply in respect of the first three fiscal quarters of the Borrower ending after the Closing Date; and further provided, that the Borrower shall not be in violation of this Section 6.1 if, prior to the date on which the Borrower is required pursuant to Section 5.1(b) to deliver financial statements for a fiscal quarter in respect of which the Consolidated Leverage Ratio is exceeded, one or more Members (as defined in the Shareholder Agreement) of the Borrower make additional capital contributions to the Borrower in amounts collectively equal to the difference between the actual amount of Consolidated EBITDA for such fiscal quarter and the minimum amount of Consolidated EBITDA that would have been necessary for this Section 6.1 to have been satisfied, but in no event shall the capital contributions to the Borrower to cure a violation of this Section 6.1 or Section 6.3 be less than $1,000,000 and in no event shall the Borrower receive more than two capital contributions pursuant to this Section 6.1 or Section 6.3 in any one 12-month period. If the amount of such capital contributions to the Borrower exceeds the amount needed to cure the violation, the lesser of (i) the entirety of such excess amount and (ii) $500,000 shall be applied to prepayment of the Loans in accordance with Section 2.6(f). The amount of any capital contributions to the Borrower for the purpose of curing a violation of this Section 6.1 shall also be added to the amount of Consolidated EBITDA as of the last day of the fiscal quarter in respect of which such capital contributions were made for the purpose of thereafter calculating the Consolidated Leverage Ratio and Consolidated Fixed Charge Coverage Ratio pursuant to this Section 6.1 and

Section 6.3, respectively. Any capital contribution to the Borrower for the purpose of curing a violation of Section 6.3 shall also constitute a capital contribution to the Borrower for the purpose of curing a violation of this Section 6.1.

6.2 Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of an amount equal to 110% of the amount set forth for Capital Expenditures in the budget for such fiscal year delivered pursuant to Section 5.2(c), provided, however, that if during any fiscal year the amount of Capital Expenditures permitted to be made is not so made (the “Unused Amount”), such Unused Amount may be used in the next fiscal year in an amount equal to the Unused Amount (such amount, the “Carry-Over Amount”); provided, further, that (a) in such next fiscal year, Capital Expenditures shall be deemed to have been made first from the amount permitted to be made for such next fiscal year and, second, from the Carry-Over Amount, and (b) the Carry-Over Amount may not be carried forward to any fiscal year other than the next fiscal year.

6.3 Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Fixed Charge Ratio
December 31, 2011	1.1 to 1
March 31, 2012	1.1 to 1
June 30, 2012	1.1 to 1
September 30, 2012	1.1 to 1
December 31, 2012	1.1 to 1
March 31, 2013	1.1 to 1
June 30, 2013	1.1 to 1
September 30, 2013	1.1 to 1
December 31, 2013	1.1 to 1
March 31, 2014	1.1 to 1
June 30, 2014	1.1 to 1
September 30, 2014	1.1 to 1
December 31,2014	1.1 to 1
March 31, 2015	1.1 to 1
June 30, 2015	1.1 to 1
September 30, 2015	1.1 to 1
December 31, 2015	1.1 to 1

; provided, that, for the avoidance of doubt, this Section 6.3 shall not apply in respect of the first three fiscal quarters of the Borrower ending after the Closing Date; and further provided, that the Borrower shall not be in violation of this Section 6.3 if, prior to the date on which the Borrower is required pursuant to Section 5.1(b) to deliver financial statements for a fiscal quarter in respect of which the Consolidated Fixed Charge Coverage Ratio is exceeded, one or more Members of the Borrower make additional capital contributions to the Borrower in amounts collectively equal to the difference between the actual amount of Consolidated EBITDA for such fiscal quarter and the minimum amount of Consolidated EBITDA that would have been necessary for this Section 6.3 to have been satisfied, but in no event shall the capital contributions to the Borrower to cure a violation of this Section 6.3 or Section 6.1 be less than $1,000,000 and in no event shall the Borrower receive more than two capital contributions pursuant to this Section 6.3 or Section 6.1 in any one 12-month period. If the amount of such capital contributions to the Borrower exceeds the amount needed to cure the violation, the lesser of (i) the entirety of such excess amount and (ii) $500,000 shall be applied to prepayment of the Loans in accordance with Section 2.6(f). The amount of any capital contributions to the Borrower for the purpose of curing a violation of this Section 6.3 shall also be added to the amount of Consolidated EBITDA as of the last day of the fiscal quarter in respect of which such capital contributions were made for the purpose of thereafter calculating the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio pursuant to this Section 6.3 and Section 6.1, respectively. Any capital contribution to the Borrower for the purpose of curing a violation of Section 6.1 shall also constitute a capital contribution to the Borrower for the purpose of curing a violation of this Section 6.3.

6.4 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.5(g) in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.4(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(f) (i) Indebtedness of the Borrower in respect of the New Senior Revolver in an aggregate principal amount not to exceed $10,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness; and

(g) insurance premium financing in the ordinary course of business.

6.5 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are subject to a Permitted Protest;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are subject to a Permitted Protest;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.5(f) (including, without limitation, Liens and other exceptions shown on Schedule B to each Title Insurance Policy), securing Indebtedness permitted by Section 6.4(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.4(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens granted pursuant to the New Senior Revolver so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $10,000,000 at any one time.

6.6 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or suspend or go out of a substantial portion of its business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Wholly Owned Subsidiary Guarantor and the Borrower shall comply with Section 5.9 in connection therewith); and

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor.

6.7 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business or the Disposition of Property used in the business of Borrower or any of the Subsidiaries (regardless of obsolescence or condition) is such Disposition is accompanied by the acquisition similar property in the same (e.g., a trade-in) or a related transaction;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 6.6(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) the Disposition of other assets having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of the Borrower;

(f) any Recovery Event or Purchase Price Refund provided, that the requirements of Section 2.6(b) and 2.6(c) are complied with in connection therewith; and

(g) the Disposition of any asset set forth on Schedule 6.7(g); provided that, the Disposition thereof shall produce Net Cash Proceeds equal to or greater than the amount set forth for such asset on Schedule 6.7(g).

6.8 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b) the Borrower may make Restricted Payments in the form of common stock of the Borrower solely pursuant to any warrants issued in accordance with the Chapter 11 Plan;

(c) the Borrower may make Restricted Payments from Excess Cash Flow to the extent such Excess Cash Flow is not required to be applied as a prepayment of the Obligations pursuant to Section 2.6(e), provided that the Borrower shall not make any Restricted Payment pursuant to this Section 6.8(c) that would result in the aggregate amount of Restricted Payments made by the Borrower pursuant to this Section 6.8(c) in such calendar year exceeding $1,000,000 unless the Consolidated Leverage Ratio as of the last day of the most recent 12 calendar month period prior to the date on which such Restricted Payment is made does not exceed 4.00x; and

(d) the Borrower may distribute to each holder of any New Equity Interest cash in an amount equal to such holder’s Tax Amount for such taxable year not earlier than when the Borrower issues Schedule K-1 to the Investor Parties for such tax year (such distributions being made to such holders pro rata in proportion to their respective Tax Amounts).

6.9 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit and gaming credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.4(b) and 6.4(e);

(d) loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $50,000 at any one time outstanding;

(e) Investments in assets useful in the Borrower’s business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.9(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor; and

(g) in addition to Investments otherwise expressly permitted by this Section 6.9, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $50,000 during the term of this Agreement.

6.10 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the New Senior Revolver, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance thereof, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the New Senior Revolver or otherwise change, or (b) consent or agree to any amendment, modification, waiver or other change to, any of the terms of the New Senior Revolver that (i) has the effect of (A) increasing (1) the interest rate margin specified therein by more than 1.00 percentage point above the applicable index rate or (2) the commitment amount under the New Senior Revolver, (B) increasing any other material respect any monetary obligations of any Loan Party under the New Senior Revolver, (C) shortening the scheduled maturity date of the New Senior Revolver, (D) changing the nature or number of the default provisions thereunder, or (E) making any covenant or restriction thereunder applicable to the Borrower or any of its Subsidiaries more restrictive, or (ii) involves the payment of a consent fee) provided that the covenants set forth in this clause (b) shall not apply to any amendment, modification, waiver or other change to any replacement New Senior Revolver under which the aggregate commitment of the lenders thereunder is $5,000,000 or less.

6.11 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) identified in Schedule 6.11 hereto or is otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.

6.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal Property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

6.13 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.14 Limitation on Negative Pledge Clauses. Subject to compliance with Gaming Laws, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and

Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the New Senior Revolver, and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.15 Limitation on Restrictions on Subsidiary Distributions. Subject to compliance with Gaming Laws, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the New Senior Revolver and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.16 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

6.17 Limitation on Amendments to Other Documents. (i) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Shareholder Agreement or any other Borrower Organizational Documents or the Organizational Documents of any Subsidiary of the Borrower in any material manner (or in any manner otherwise determined by the Administrative Agent to be adverse to the Lenders) without the consent of the Required Lenders.

(a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Employment Agreements or enter into any new employment agreement with any member of Senior Management without the unanimous consent of the managers of the Borrower excluding any manager whose Employment Agreement is the subject of such amendment, supplement, modification or adoption.

6.18 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates.

6.19 Limitation on Changes in Accounting Method. Modify or change its fiscal year or method of accounting (other than as may be required to conform to GAAP or Applicable Law).

6.20 Limitation on Consignments. Consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.21 Limitation on Change of Name. Change its or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that it may change its name upon at least 30 days’ prior written notice by the Borrower to the Administrative Agent of such change and so long as, at the time of such written notification, the Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Administrative Agent’s Liens.

6.22 Limitation on Storage of Inventory and Equity with Bailee. Store its Inventory or Equipment at any time now or hereafter with a bailee, warehouseman, or similar party.

6.23 Limitation on Elections. Borrower and Black shall not make any election under Treasury Regulation section 1.1274-5(b)(2).

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or furnished that (i) solely in the case of any Curable Representation/Warranty contained in Section 3.16, is not remedied within 30 days after the earlier of (A) the date the Borrower becomes aware of such inaccuracy or (B) the date any Agent or any Lender notifies the Borrower of such inaccuracy and (ii) solely in the case of any Curable Representation/Warranty is not remedied promptly (and in any event not later than ten Business Days) after the earlier of (X) the date the Borrower becomes aware of such inaccuracy or (Y) the date any Agent or Lender notifies the Borrower of such inaccuracy.

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 (following the expiration of any cure periods specified therein), or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 30 days; or

(e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, under the

New Senior Revolver and any Guarantee Obligation (including without limitation any Guarantee Obligation under the New Senior Revolver), but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) (other than any such default, event or condition relating to or in respect of (A) the New Senior Revolver or any Guarantee Obligation thereunder or (B) any Indebtedness permitted under Section 6.4(c) as to which there is a bona fide dispute as to the validity or amount of such default, event or condition) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000 (taking into account the amount of the New Senior Revolver); or

(f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees at any one time outstanding shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Change of Control shall occur;

(1) the loss, revocation, non-renewal or suspension, other than on account of force majeure, of the unrestricted Gaming Licenses or Liquor Licenses of the Borrower or any of its Subsidiaries (other than Gaming Licenses or Liquor Licenses listed on Schedule 7.1(1)), or the failure of the Borrower or any of its Subsidiaries to maintain gaming activities, other than on account of force majeure, at least to the same general extent as is presently conducted by the Borrower or such Subsidiary for a period in excess of 30 consecutive days; or

(m) the Confirmation Order shall have been revoked or any provision of the Chapter 11 Plan or Confirmation Order shall be waived, amended, supplemented or otherwise modified after the Closing Date in any manner material and adverse to either the Borrower or the Lenders;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing, the use of the term “agent” herein or in the other Loan Documents (or any similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel or other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

8.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, partners, agents, attorneys-in-fact or affiliates (each, an “Agent-Related Person”) shall be (i) liable for any action taken or omitted to be taken by it or such Person in good faith under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder, or (iii) shall be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of any Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders or any Participant for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 2.12, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender or Participant to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled to (and such other Lenders hereby covenant and agree to return promptly to such lender any erroneous payment received by them). Neither any Agent nor any other Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

8.4 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype or electronic mail message, statement, order or other document, communication or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Loan or Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate and, if such Agent so requires, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of consent of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, Participants and all future holders of the Loans.

(b) For purposes of determining compliance with the conditions specified in Section 4, each Lender that delivers an executed Lender Addendum in accordance with

Section 9.17 or otherwise becomes party to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

8.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any other Agent-Related Person have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs or property of a Loan Party or any affiliate of a Loan Party or any acceptance or consent to any such review, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including as to whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates, all applicable banking laws, Gaming Laws, Liquor Laws or other laws or regulations relating to the transactions contemplated hereby, and made its own decision to accept its Notes and hold its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any Agent-Related Person.

8.7 Payment, Reimbursement and Indemnification. The Lenders agree to pay or reimburse (at each Agent’s option), and indemnify each Agent and each other Agent-Related

Person (to the extent not reimbursed by the Borrower promptly upon the request of the applicable Agent, and without limiting the obligation of the Borrower to do so), ratably according to their respective Loan Percentages in effect on the date on which payment, reimbursement or indemnification, as applicable, is sought under this Section 8.7 (or, if payment, reimbursement or indemnification, as applicable, is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Loan Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Agent-Related Person in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Agent-Related Person’s gross negligence or willful misconduct; provided, further, that no action taken or refrained from in accordance with the directions or consent of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and disbursements of counsel to such Agent) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any other document contemplated by or referred to herein, to the extent that such Agent is not reimbursed therefor by the Loan Parties. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent and without notice to or consent of any Lender or Participant. Each Lender acknowledges, on behalf of itself and any participant thereof, that, pursuant to such activities each Agent and its affiliates may receive information regarding any Loan Party or affiliate thereof (including information that may be subject to confidentiality obligations in favor of such Loan Party or affiliate thereof) and acknowledges that each Agent shall be under no obligation to provide any such information to it. With respect to its Loans held or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Agents. The Administrative Agent or the Collateral Agent may resign upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent shall resign under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under 7.1(a) or 7.1(f) with respect to the

Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or the former Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or former Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If no successor agent has accepted appointment as Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Administrative Agent shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. In any event the retiring Collateral Agent shall transfer all of its rights as Collateral Agent in respect of the Loan Documents and the Collateral to its successor. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.15.

8.11 Collateral Matters.

(a) Any Agent may from time to time make such disbursements and advances (“Agent Advances”) which such Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof; to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 9.5 and costs and expenses incurred by the Agents in performing any covenant or agreement required to be performed by any Borrower which such Borrower has failed to perform. The Agent Advances shall be repayable on demand and be secured by the Collateral. The applicable Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 8.7, each Lender agrees that it shall make available to the applicable Agent, upon the Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s ratable share of each such Agent Advance. If such funds are not made available to such Agent by such Lender, the Agent shall he entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Prime Rate.

(b) Without in any manner limiting the Agents’ authority to act without any specific or further authorization or consent by the Lenders (as set forth in this Section 8.11 or Section 9.15), each Lender agrees to confirm in writing, upon request by any Agent, the authority to release Collateral conferred upon the Agents under Section 8.11 or Section 9.15. Upon receipt by an Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Agent and the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(c) The Agents shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to any Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agents in this Section 8.11, elsewhere in this Agreement or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, an Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders (if any) and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

8.12 Agency for Perfection. Each Lender hereby appoints the Agents and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

8.13 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, the Administrative Agent

(irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Article 8 and Sections 2.4 and 9.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and its agents and counsel, and any other amounts due the Agents under Article 8 and Sections 2.4 and 9.5. Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

8.14 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants or assignees, may rely on the Agents to carry out such Lender’s, Affiliate’s, Participant’s or assignee’s customer identification program, or other obligations required or imposed under or contained in 21 CFR 103.121 (as hereafter amended or replaced, the “CIP regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the consent of each Lender;

(ii) amend, modify or waive any provision of this Section 9.1 or Section 2.12 or reduce any percentage specified in the definition of “Required Lenders” set forth in Section 1.1, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the consent of all the Lenders;

(iii) amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(iv) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6 without the consent of each Lender directly affected thereby; or

(v) forgive any portion of the principal amount, release any material portion of the Collateral or release any Subsidiary Guarantor from its guarantee obligations under the Guarantee and Collateral Agreement in each case without the consent of (A) the holders of at least 95% of the aggregate unpaid principal amount of the Loans then outstanding and (B) more than one-half of the Lenders in number.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or, in the case of items delivered pursuant to Section 5.1 or 5.2 and notices made of elections pursuant to Section 2.7, by e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, or in the case of notices or items delivered pursuant to Section 2.7, 5.1 or 5.2 (as applicable), e-mail notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule 1 to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:

Mesquite Gaming, LLC

950 W. Mesquite Boulevard

Mesquite, NV 89183

Attention: Anthony Toti, Chief Executive Officer

Telecopy: (702) 346-6862

Telephone: (702) 346-6883

E-mail: atoti@blackgaming.com

With a copy to:

Gordon Silver

3960 Howard Hughes Parkway, 9th Floor

Las Vegas, NV 89169

Attention: Gregory E. Garman, Esq.

Telecopy: (702) 369-2666

Telephone: (702) 796-5555

E-mail: ggarman@gordonsilver.com

and:

Leavitt, Sully & Rivers

601 Bridger Avenue

Las Vegas, NV 89101

Attention:	K. Michael Leavitt, Esq.
W. Leslie Sully, Jr., Esq.

Telecopy: (702) 382-2892

Telephone: (702)382-5111

E-mail:	kml@lsrlaw.net
wls@lsrlaw.net

The Administrative Agent:

Cantor Fitzgerald Securities

as Administrative Agent

110 East 59th Street

New York, NY 10022

Attention:	Nathan Plotkin
Telephone:	(212) 829-4889
Fax:	(212) 504-7954

With a copy to:

Cantor Fitzgerald Securities

as Administrative Agent

900 West Trade Street, Suite 725

Charlotte, NC 28202

Attention:	Bobbie Young
Telephone:	704-374-0574
Fax:	646-390-1764

With a further copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention:	Steven N. Cohen, Esq.
Scott J. Greenberg, Esq.
Michael J. Cohen, Esq.

Telecopy: (212) 504-6666

Telephone: (212) 504-6000

E-mail:	steven.cohen@cwt.com
scott. greenberg@cwt.com

The Collateral Agent:

Cantor Fitzgerald Securities

as Collateral Agent

110 East 59th Street

New York, NY 10022

Attention:	Nathan Plotkin
Telephone:	(212) 829-4889
Fax:	(212)504-7954

With a copy to:

Cantor Fitzgerald Securities

as Collateral Agent

900 West Trade Street, Suite 725

Charlotte, NC 28202

Attention:	Bobbie Young
Telephone:	704-374-0574
Fax:	646-390-1764

With a further copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention:	Steven N. Cohen, Esq.
Scott J. Greenberg, Esq.
Michael J. Cohen, Esq.

Telecopy: (212) 504-6666

Telephone: (212) 504-6000

E-mail:	steven.cohen@cwt.com
scott.greenberg@cwt.com

provided that any notice, request or demand to or upon any Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by e-mail pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 (other than Section 2.7) or Section 5.7 unless otherwise agreed by the Administrative Agent and the applicable Lender. In addition to e-mail communications expressly authorized herein, the Administrative Agent or the Borrower may, in its discretion, agree to accept other notices and communications to it hereunder by e-mail pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or other communications.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of any Additional Extensions of Credit (if any) hereunder.

9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents and the Consenting Senior Secured Noteholders for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the Consenting Senior Secured Noteholders and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Loans. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Anthony Toti (Telephone No. (702) 346-6883) (Fax No. (702) 346-6862), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, subject to applicable Gaming Laws and Liquor Laws and otherwise in accordance with all other applicable Requirements of Law, at any time sell to one or more banks, financial institutions or other Persons other than any Investor Party or any Affiliate of any Investor Party (each, a “Participant”) participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents and with respect to any such Persons (to the extent required under applicable Gaming Laws) is not the subject of a Disqualification. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 or 2.15 with respect to its participation in the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section.

(c) Any Lender (an “Assignor”) may, subject to applicable Gaming Laws and Liquor Laws and otherwise in accordance with all other applicable Requirements of Law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) to an additional bank, financial institution or other Person other than any Investor Party or any Affiliate of any Investor Party and with respect to any such Persons (to the extent required under applicable Gaming Laws) is not the subject of a Disqualification (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent is required pursuant to the foregoing provisions, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall (i) be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement) or (ii) result in the Assignor holding interests in Loans under this Agreement in an aggregate principal amount of less than $1,000,000, unless otherwise agreed by the Borrower and the Administrative Agent, and upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.13, 2.14 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each

Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and each Note evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of the Administrative Agent is required by Section 9.6(c), by the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Notes of the assigning Lender) new Notes to the order of such Assignee in an amount equal to the applicable Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Loans upon request, new Notes to the order of the Assignor in an amount equal to the applicable Loans retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to hold all or any part of any Loan that such Granting Lender would otherwise hold pursuant to this Agreement; provided that nothing herein shall constitute a commitment by any SPC to make any Loan. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

9.7 Adjustments; Set-Off. (a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in 7.1(f), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually-executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT, WITH RESPECT TO THE CREATION, ATTACHMENT, PERFECTION, PRIORITY, ENFORCEMENT AND REMEDIES RELATING TO OR AFFECTING SECURITY INTERESTS IN ANY COLLATERAL, THE GOVERNING LAW MAY BE THE LAWS OF THE JURISDICTIONS WHERE SUCH COLLATERAL IS LOCATED WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, other than any such action or proceeding for the enforcement of security interests in any Collateral that is real or personal property located in the State of Nevada or State of Arizona (an “Excluded Action”), or for recognition and enforcement of, or that affects, any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding (other than an Excluded Action) may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding (other than an Excluded Action) in any such court or that such action or proceeding (other than an Excluded Action) was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding (other than an Excluded Action) may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrower and the Lenders.

9.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees in writing to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors having a need to know, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 9.14), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section , (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.15 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, each Agent shall take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full upon request of the Borrower, each Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.17 Delivery of Lender Addenda; Disregarded Lenders. (a) Each initial Lender shall become a party to this Agreement, effective as of the Closing Date, by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, until an initial Lender delivers its executed Lender Addendum, such Lender (a “Disregarded Lender”): (a) shall have its Loans excluded for purposes of making any determination of Required Lenders as provided in the definition thereof; (b) shall have no right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Disregarded Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms expressly affects any Disregarded Lender more adversely than other affected Lenders shall require the consent of such Disregarded Lender; (c) shall not be entitled to assign any of its rights and obligations hereunder in accordance with Section 9.6 or otherwise; and (d) shall not be, and shall not have its Notes and Loans, recorded on the Register maintained by the Administrative Agent in accordance with Section 9.6(d), or have a subaccount established by the Administrative Agent in accordance with Section 2.3(d).

(b) Within 10 Business Days of the Closing Date, and for so long as there exists any Disregarded Lender, (i) the Borrower shall establish a non-interest bearing escrow account with Nevada State Bank or another institution reasonably acceptable to the Administrative Agent (the “Authorized Disbursement Account”) for the sole purpose of depositing payments and withdrawing distributions in accordance with this Section 9.17(b), which account shall be subject to an escrow agreement in form and substance acceptable to the Administrative Agent and the Borrower and consistent with this Section 9.17(b) establishing an escrow (the “Authorized Disbursement Account Escrow”), and (ii) notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Payment Office shall be deemed to be the Authorized Disbursement Account, and any payments required to be made by the Borrower to the Payment Office shall be deemed made upon receipt in the Authorized Disbursement Account. The Borrower hereby authorizes and directs the Administrative Agent to withdraw funds on deposit in the Authorized Disbursement Account for distribution to the Lenders in accordance with this Agreement. Any payment of principal, interest, fees or other amounts made to the Authorized Disbursement Account for the account of a Disregarded Lender shall not be withdrawn by the Administrative Agent and shall be held in the Authorized Disbursement Account, to be withdrawn by the Administrative Agent and disbursed to such Lender on the date of the next scheduled payment of principal or interest following receipt of such Lender’s duly executed Lender Addendum. The Administrative Agent shall notify the Borrower when there is no remaining Disregarded Lender, and shall use reasonable efforts in cooperation with the Borrower to terminate the Authorized Disbursement Account Escrow following delivery of such notice. Further, the Borrower and the Administrative Agent hereby agree (i) to terminate the Authorized Disbursement Account Escrow following the earlier of (A) the date (if any) on which the interests of Disregarded Lenders in the Loans and other Obligations are deemed discharged and forever barred under the Chapter 11 Plan (such date, the “Cutoff Date”) and (B) termination of this Agreement and the repayment in full of the Obligations other than to then-existing Disregarded Lenders, and (ii) that any funds still on deposit in the Authorized Disbursement Account upon any such termination shall be paid over to the Borrower.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any amounts which would have been owing to a Disregarded Lender as Loans or other Obligations had such Disregarded Lender executed and delivered a Lender Addendum shall, as of the Cutoff Date, be deemed terminated without any further action of, or notice by, the Borrower or the Administrative Agent.

9.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.19 Gaming Laws. (a) Each Lender and each Agent agrees to use its best efforts to cooperate with all Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and its Affiliates, including by providing in a timely manner such documents or other information as may be requested by any such Gaming Authority relating to the Borrower or any of its Affiliates or to the Loan Documents. The Borrower, on behalf of itself and each of its Affiliates, hereby consents to any such disclosure by the Lenders and the Agents to any Gaming Authority and releases each Lender and each Agent from any liability for any such disclosure.

(b) Each party to this Agreement hereby acknowledges that the consummation of the transactions contemplated hereby and by the Loan Documents is subject to applicable Gaming Laws (and the Borrower represents and warrants that all requisite approvals necessary thereunder to enter into the transactions contemplated hereby and thereby have been duly obtained).

9.20 Replacement of Lenders. If any Lender is subject to a Disqualification, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the registration and processing fee specified in Section 9.6(e);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); and

(c) such assignment does not conflict with applicable Laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MESQUITE GAMING, LLC,
a Nevada limited liability company

By:	/s/ Anthony Toti
	Name:	Anthony Toti
	Title:	Chief Executive Officer

[Signature Page to Mesquite Gaming – Credit Agreement]

CANTOR FITZGERALD SECURITIES,
as Administrative Agent and as Collateral Agent

By:	/s/ James Bond
	Name:	James Bond
	Title:	Chief Operating Officer

[Signature Page to Mesquite Gaming – Credit Agreement]